Exhibit (10)(f)(i)


                         VHS CASSETTE LICENSE AGREEMENT
                            FOR DUPLICATORS (U.S.A.)


                                     BETWEEN


                        VICTOR COMPANY OF JAPAN, LIMITED


                                       AND


                     ALLIED DIGITAL TECHNOLOGIES CORPORATION
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                         VHS CASSETTE LICENSE AGREEMENT
                            FOR DUPLICATORS (U.S.A.)

This Agreement made and entered into as of the 1st day of July 1991 by and between, VICTOR COMPANY OF JAPAN, LIMITED, a corporation duly organized and existing under the laws of Japan having its principal office at 12, 3-Chome, Moriya-cho, Kanagawa-ku, Yokohama 221, Japan (hereinafter referred to as "Licensor") and ALLIED DIGITAL TECHNOLOGIES CORPORATION a corporation duly organized and existing under the laws of Delaware having its registered office at 7375 Woodward Avenue, Detroit, MI 48202 U.S.A. (hereinafter referred to as "Licensee").

                                   WITNESSETH:

WHEREAS, Licensor has developed a VHS video cassette having 12.65 mm (1/2 inch) width magnetic tape for VHS video cassette recorders and/or reproducers for the recording and/or reproducing of television signals primarily for home use, and is promoting the manufacture and sale of such video cassette throughout the world.

WHEREAS, Licensor intends to ensure that such video cassettes will be readily available to any customer at any place in the world.

WHEREAS, Licensor is prepared to make available the technical information relating to such video cassettes to
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any qualified party in the world desiring to manufacture and sell such video cassettes in conformity with the VHS Standards and other quality requirements established by Licensor, and to grant a license and right therefor.

WHEREAS, Licensee is desirous of obtaining a license from Licensor to load video tape into VHS cassette housings for its duplicating purpose and to sell, use or otherwise dispose of such finished VHS video cassettes, and

WHEREAS, Licensee acknowledges the need to maintain sufficiently high quality of its loaded sample VHS video cassettes through the technical evaluation conducted by Licensor or Licensor's designated laboratory.

NOW, THEREFORE, Licensor and Licensee hereby agree as follows:

ARTICLE 1. Definitions

For the purpose of this Agreement, the following terms shall have the respective meanings set forth below:

(1) "Technical Information" shall mean the VHS Standards and other information set forth in Exhibit A hereof.

(2) "Licensed Product" or "Licensed Products" shall mean a VHS video cassette or VHS video cassettes having packed


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      therein magnetic tape of 12.65mm (1/2 inch) width conforming to the VHS
      Standards.

(3) "Trademark" shall mean the VHS Logo Trademark owned and used by Licensor as shown in Exhibit B hereof.

(4) "Manufacturing Premises" shall mean Licensee's factory or factories for manufacture of Licensed Products at

      370 J.D. Yarnell Industrial Parkway                 15 Gilpin Avenue
      Clinton, Tennessee 37716                            Hauppauge, NY 11788

      or such other premises as Licensee may identify to Licensor and obtain from Licensor a written consent from time to time.

ARTICLE 2. Grant of License

(1) Subject to the terms and condition hereinafter set forth and the due performance by Licensee of each of its obligations and covenants contained herein. Licensor hereby grants to Licensee a non-exclusive, non-transferable and indivisible license and right, without the right to sublicense to (i) manufacture Licensed Products in its Manufacturing Premises (and to make use of the Technical Information in such manufacturing) by loading video tape into VHS cassette housings for duplicating purposes, and (ii) use or sell Licensed Products throughout the world.


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(2)   No license shall be granted under the preceding Paragraph to sell (i)
      component parts or constituent elements of Licensed Products including blank video tape or cassette housing or (ii) unfinished products.

(3) No license shall be granted under the paragraph (1) above regarding the manufacturing processes for magnetic tapes and magnetic materials.

(4) None of the provisions hereof shall be construed to restrict in any way the manufacture and/or sale by Licensee of video cassettes of any kind and type other than Licensed Products.

ARTICLE 3. Compatibility

      Licensee fully recognizes the imperative need for maintaining compatibility between Licensed Products and VHS video recorders and/or reproducers conforming to VHS Standards to widely promote this VHS video system, and undertakes to only sell, use of otherwise dispose of Licensed Products which maintain such compatibility.

ARTICLE 4. Supply of Technical Information

(1)   Licensor shall provide Licensee with Technical Information within forty
      (40) days from the date on which Licensor acknowledges the receipt of payment of


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      Evaluation Fee by Licensee according to Article 5 (1) ii. hereof.

(2) Licensor shall be under no obligation to supply Licensee with any technical information other than as set forth in the preceding paragraph, except that Licensor shall provide Licensee with any change or amendment to the VHS Video Cassette System Standards for Licensed Product from time to time and with any other information which may be necessary to enable Licensee to comply with the provisions of Article 3 hereof.

ARTICLE 5. Consideration

(1) In consideration of the grant of license and rights under this Agreement, Licensee shall pay to Licensor:

      i. An Initial Fee of Twenty Five Hundred Dollars ($2,500) on signing of this Agreement. Such amount shall not be refunded for any reason whatsoever. Payment is to be paid by electronic bank transfer at the same time the signed Agreements are sent to Japan by air courier.

      ii. An Evaluation Fee of One Million (1,000,000) Japanese Yen with in thirty days (30) after this


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            Agreement becomes effective. Such amount shall not be refundable for any reason whatsoever.

      iii. A royalty based upon either of the following royalty structures, to be selected by Licensee for each quarter during the term of this Agreement, with such selection to e reported to Licensor along with the royalty statements for such quarter as provided by Article 5(3) hereof:

      (a)-1) until March 31, 1993, Five Japanese Yen (5 YEN) for each Licensed Product sold or otherwise transferred by Licensee, and

      (a)-2) on or after April 1, 1993, Four Japanese Yen (4 YEN) for each Licensed Product sold or otherwise transferred by Licensee, provided however, that if Licensee can demonstrate to Licensor's reasonable satisfaction that certain of the Licensed Products sold or otherwise transferred by Licensee have a recording time of thirty
                  (30) minutes or shorter ("Short Cassettes"), a royalty rate of Three Japanese Yen (3 YEN) shall apply for each such Short Cassette, or


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      (b)         Eighty Seven Thousand Five Hundred Dollars (US $ 87,500)
                  plus Two Point Thirty Three Cents (2.33) for each Licensed Product in excess of 3.75 million pieces sold or otherwise transferred by Licensee during such quarter.

The royalty rate for Licensed Products wold or otherwise transferred by Licensee in the form of blank video cassettes for duplication by other duplications shall be determined in the same manner as described in Article 5(1) iii. (a)-1) or
(a)-2) above, but the quantity of such blank video cassettes shall not be included in determining the quarterly volume of Licensed Products for purposes of Article 5(1) iii. (b).

Licensee shall not be obligated to pay in any quarter a royalty rate per duplicated cassette which is higher than that paid by any other duplicator which has duplicated, sold or otherwise transferred in such quarter a volume of video cassettes comparable to that of Licensee.

            ELECTRONIC BANK TRANSFER TO:

            Bank Name:     The Sakura Bank, Honcho Branch
            Bank Address:  4-10, Nihonbashi-Honcho 3-chome,
                           Chuo-ku, Tokyo 103, Japan

            Account No.:   1024755 (for deposit of Victor
                           Company of Japan, Limited).


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            AGREEMENTS & CORRESPONDENCE TO:

                  Mr. Y. Honda, Manager, Licensing
                  INTELLECTUAL PROPERTY DEPARTMENT
                  VICTOR COMPANY OF JAPAN, LIMITED
                  12, 3-Chome, Moriya-cho, Kanagawa-ku
                  Yokohama 221, Japan

(2) In the event that any income tax on payments by Licensee to Licensor hereunder shall be required to be withheld from such payments, Licensee may deduct the amount of such tax from such payments. In such case, Licensee shall apply to the competent authority of Licensee's country on behalf of Licensor an appropriate form of claim under the double taxation conventions, if any, for the avoidance of double taxation between the two nations and Licensee shall furnish Licensor with a certified tax receipt immediately upon payment of such tax by Licensee.

(3) Licensee shall prepare and deliver to Licensor royalty statements duly certified by the responsible officer or auditor of Licensee for each calendar quarter ending in March, Jun, September, and December of each year within sixty (60) days of each such period setting forth the quantity of Licensed Products made, sold or otherwise disposed of by Licensee in each such calendar quarter and the royalties due and payable with respect to such
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      calendar quarter, as well as any other particulars to be requested by
      Licensor.

(4) In the case of failure by Licensee to make any of the payments mentioned in the preceding paragraph within the specified period, the royalties remaining unpaid shall bear the interest of a rate of ten (10%) percent per annum for any period until the payment is made in full.

(5) Licensee shall remit and pay to Licensor the total amount of royalties given in paragraph (1) and/or the royalty statement of paragraph (4) simultaneously with the delivery to Licensor of the royalty statement, and such royalties paid to Licensor shall not be refundable for any reason whatsoever.

(6) Licensee shall keep full, clear and accurate records and books showing the manufacture, sale and other dispositions of Licensed products by Licensee and shall keep such records and books during the effective period of this Agreement and for two (2) years after the termination thereof.

(7) Independent public accountant(s) appointed by Licensor may examine, during Licensee's normal business hours, Licensee's records and books set forth in the preceding


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      paragraph to the extent necessary to verify the accuracy of royalty statements delivered by Licensee to Licensor. Should this examination result in a correction of more than five (5) percent of the royalty due, Licensee shall bear the cost of the examination.

Article 6. Maintenance of Standards and Quality

(1) In order to insure the compatibility described in Article 3, Licensee undertakes that Licensed Products manufactured hereunder by Licensee shall comply with VHS Standards and all the other quality requirements imposed by Licensor. For this purpose, Licensee shall provide any and all necessary measuring equipment and facilities including those specified in Exhibit C hereof or the equivalent as approved by Licensor. Within forty-five (45) days after Licensee has received Technical Information, and thereafter at any time during the effective period of this Agreement upon Licensor's request, Licensee shall submit and deliver to Licensor the samples of Licensed Products together with its own measured data for Licensor's technical inspection. Licensee's procurement of magnetic tapes or component partes from any other licensee shall not be deemed to exempt Licensee from implementing the above Licensee's obligation as to sample submission.


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(2)   Each time any significant change is made by Licensee in the process of manufacture of Licensed Products or magnetic tapes packaged therein or the component parts thereof, Licensee shall inform Licensor of such change three (3) months or more prior to the commencement of sale thereof. Upon Licensor's request, Licensee shall submit and deliver the samples of Licensed Product incorporating such change for Licensor's technical inspection and approval.

(3) If and when Licensee shall have received from Licensor a notice advising Licensee that any sample of Licensed Products stipulated in Article 6(1) or Licensed Products placed on the market by Licensee do not conform to VHS Standards and/or any other quality requirements, then Licensee shall take any and all steps necessary to remove the specified defects within sixty (60) days from receipt of such notice so as to secure the conformity to VHS Standards and/or other quality requirements imposed by Licensor.

(4) Even if Licensee does not manufacture magnetic tapes or component parts for Licensed Products but procures them for Licensee's manufacture of Licensed Products from any other licensee, Licensee shall confirm, as its own responsibility, that such magnetic tapes or component


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      parties are in conformity with VHS Standards and all other quality requirements imposed by Licensor.

(5) During the term of this Agreement, Licensor's personnel may enter into any premises which Licensee may from time to time use for the manufacture of Licensed Products at reasonable time only for the purpose of inspecting Licensed Products, production facilities and measuring equipment thereof.

(6) Upon Licensee's request and subject to Licensor's reasonable convenience, Licensor agrees to have a technical meeting with Licensee's engineer(s) to provide Licensee with technical counsel for the interpretation of Technical Information and the performance measurement of Licensed Products at Licensee's cost and expenses.

Article 7. Confidentiality

(1) Licensor shall use all reasonable efforts to keep in confidence all Technical Information supplied by Licensor to Licensee under this Agreement as well as the contents of this Agreement, and shall not reveal or disclose the same to any third party, for five (5) years from the date of mailing of Technical Information by Licensor (notwithstanding the earlier termination or


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      expiration hereof), except to the extent that such information:

        (i)    is unavoidably disclosed by the sale of
               Licensed Products manufactured by Licensee.

       (ii) is or becomes legitimately a matter of public knowledge.

      (iii)    is established to be in public domain other than a result of

      Licensee's default of its obligations under this Agreement. Licensee shall not use any Technical Information for any purpose other than for the manufacture of Licensed Products under this Agreement.

(2) Licensee may cause any third party to manufacture any component or parts of Licensed Products (including dies therefor) for Licensee using Technical Information supplied by Licensor hereunder but only on the condition that Licensee causes such party to assume the obligations provided for in the preceding paragraph.

Article 8. Trademark and Identification

(1) Subject to (i) the due performance by Licensee of all of its obligations and covenants contained herein, and


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      (ii) Licensor's approval on quality of sample cassettes to be submitted by
      Licensee to Licensor in accordance with Licensor's instruction, Licensor hereby grants to Licensee, without any additional payment, a non-exclusive license to use the Trademark on Licensee's Licensed Products during the period of this Agreement.

(2) Licensee shall use the Trademark prominently on the body of all Licensed Products manufactured and sold by Licensee and shall use its best efforts to ensure that its customers use the Trademark on any associated printed materials such as packaging and advertising literature. All use of the Trademark shall be in accordance with the instruction entitled "VHS Video Cassette System Standard; VHS Mark Usage" to be provided by Licensor to Licensee, except in those countries where Trademark may not be used.

(3) Licensee acknowledges that Licensor has acquired or will acquire all right, title and interest in and to the Trademark and agrees not to use such Trademark in any manner which may endanger Licensor's title to the Trademark or the validity of the Trademark. Should Licensor have found or in any way foreseen any trend on the market which may dilute or otherwise jeopardize the Trademark, then Licensee shall make any reasonable


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      change in the manner of its use of the Trademark as Licensor may request from time to time.

(4) License shall submit to Licensor samples of all of its proposed cassette case artwork bearing the Trademark for the purpose of Licensor's inspecting Licensee's usage of the Trademark to conform to the "VHS Video Cassette System Standard; VHS Mark Usage" and shall use its best efforts to ensure that such submission of samples occurs before releasing Licensed Products bearing such artwork to the public.

(5) To indicate the origin of such Licensed Products Licensee shall use Licensee's own trademark or the trademark of its customers in addition to the Trademark on all the Licensed Products manufactured and sold by Licensee to prevent possible confusion with Licensed Products manufactured and sold by Licensor.

Article 9. Earlier Termination of this Agreement

(1) If Licensee shall have defaulted in the performance of any of the obligations assumed hereunder, Licensor shall give a written notice to Licensee specifying the default, and if Licensee shall not have rectified such default within sixty (60) days after the receipt of


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      such notice, Licensor may terminate this Agreement immediately by giving a written notice to such effect.

(2) Should Licensee have discontinued the manufacture and sale of Licensed Products at any time after five (5) years from the date first above written, Licensee may terminate this Agreement by giving a written notice to such effect to Licensor, with such termination to take effect as of the date of a Licensor's acknowledgement of said notice.

(3) If this Agreement is terminated under either of the preceding paragraphs of this Article 9, all the rights and licenses granted under this Agreement shall cease to exist forthwith and Licensee shall return to Licensor all the Technical Information including all copies thereof within thirty (30) days from the date of termination.

Article 10. Term of Agreement

      Subject to the approval by the competent Japanese Governmental authorities, if necessary, this Agreement shall become effective on the date first above written and, unless terminated earlier in accordance with the preceding Article 9, shall continue to be effective for five (5) years thereafter. Within thirty (30) days


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      from the date of expiration, Licensee shall return to Licensor all of the
      Technical Information including all copies thereof.

Article 11. Report and Payment upon Termination

(1) Upon the expiration of the term of this Agreement or the termination under the provisions of Article 9, Licensee shall prepare and submit to Licensor a royalty statement in accordance with Article 5 covering the quarterly period in which this Agreement has terminated.

(2) Any stock of Licensed Products in Licensee's possession or control as of the date of termination and any unfinished products which exist at the time of termination and may be completed in to finished products after the date of termination, shall be considered sold by Licensee on the termination date, and shall be subject to the provisions of the preceding paragraph of this Article 11.

Article 12. Disclaimer of Representation and Warranty

(1) No warranty or representation is made by Licensor either as to the sufficiency of the Technical Information supplied hereunder for the manufacture,


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      use, sale or other dispositions of Licensed Products by Licensee or as to the sufficiency of the quality of Licensed Products to be manufactured, used, sole or otherwise disposed of by Licensee under this Agreement.

(2) No warranty is made by Licensor to Licensee to the effect that Licensed Products manufactured or sold under this Agreement (i) will be free from claims of infringement of any patent, utility model, design right, trademark right or any other right of any third party, (ii) will cause and direct or indirect benefits to licensee or (iii) will not cause any loss to Licensee.

(3) Licensee shall at all time keep Licensor fully and effectively indemnified against all actions, proceedings, claims, demands, costs, charges, damages, expenses and liabilities whatsoever by reason of or on account of any inaccurate or defamatory or blasphemous statement or matter contained on or implied in or any infringement of any copyright or any other intellectual property right caused by any material duplicated onto or otherwise recorded on any of the Licensed Products.


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Article 13. Assignment

      Neither this Agreement nor any licenses or rights hereunder granted, in whole or in part, shall be assignable or otherwise transferable without the prior written consent of Licensor. Any attempted assignment or transfer of this Agreement or any of the rights or licenses granted thereunder without such prior written consent of Licensor shall be null and void.

Article 14. Notices

      All notices, requests, statements or payments which may be or are required to be given under this Agreement, shall be deemed to be sufficiently given ten (10) days after posting airmail by prepaid registered mail addressed to the addressee at its office first above specified or at such changed address as the addressee shall have specified by written notice. Any mail addressed to Licensor shall be directed to "Intellectual Property Department".

Article 15. Force Majeure

      Neither party may be liable for failure to perform its obligations under this Agreement during the period when such failure is due to Acts of God, fire, flood, war,


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      strikes and other similar causes beyond the control of the parties.

Article 16. Applicable Law and Jurisdiction

      This Agreement shall be governed by and interpreted under the laws of State of New York.

Article 17. Related Patents

(1) Subject to the terms and conditions of this Agreement and full and due performance by Licensee of all of its obligations and covenants herein contained, Licensor agrees that, for so long as Licensee makes payments to Licensor pursuant to Article 5 hereof, Licensor shall not assert against Licensee any patent, utility model and design patent right relating to Licensed Products which are owned or will be acquired by Licensor during the period of this Agreement.

(2) Should there be any patent, utility model or design patent right owned by Licensee relating to Licensed Products, Licensee agrees to grant licenses to Licensor under such reasonable terms as will be agreed upon separately.


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Article 18. Past Royalty Settlement

      Licensee acknowledges its obligations to provide to Licensor a statement certified by a responsible officer of Licensee setting out the quantity of VHS video cassettes made, sold or otherwise disposed of by Licensee prior to the commencement of this Agreement using the Trademark or other intellectual property rights belonging to Licensor. So long as Licensee is not in default of its obligations under this Agreement, the $2,500 Initial Fee set forth in Article 5 shall operate as satisfaction for Licensee's past royalty obligations.

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be signed in duplicate copies, with each party to keep one copy.

On: November 9, 1995                    Licensor

At: Yokohama, Japan                     VICTOR COMPANY OF JAPAN, LIMITED


                                        By  /s/ Takeo Shattui
                                            ------------------------------
                                            Takeo Shutui, President


On: October 11, 1995                    Licensee

At: Detroit, Michigan                   ALLIED DIGITAL TECHNOLOGIES
                                          CORPORATION

                                        By  /s/ James A. Merkle
                                            ------------------------------
                                            James A. Merkle


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